Exhibit (d)(2)

January 20, 2021

HIGHLY CONFIDENTIAL

Apollo Management IX, L.P.

9 West 57th Street

New York, NY 10019

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In order to allow you to evaluate a possible negotiated transaction (the “Proposed Transaction”) with The Michaels Companies, Inc. (the “Company”), the Company is prepared to deliver to you, following your execution and delivery to the Company of this letter agreement, certain information about the properties, employees, finances, businesses and operations of the Company. All information about the Company furnished by the Company or its Representatives (as defined below), whether furnished on or after the date hereof, whether oral, electronic or written, and regardless of the manner or form in which it is furnished, is referred to in this letter agreement as “Evaluation Material.” Evaluation Material also includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. Evaluation Material does not include, however, information which (a) is, at the time of disclosure, unambiguously and conclusively already in your possession, provided that such information is reasonably believed by you after reasonable inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, (b) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in breach of this letter agreement, (c) becomes available to you on a non-confidential basis from a person (other than the Company or its Representatives) who is believed by you after reasonable inquiry to not be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company or any of its Representatives, or (d) is or was independently developed by you without using or making reference to, in whole or in part, any Evaluation Material. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates, potential debt financing sources, advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) of any of the foregoing and its and their respective directors, officers, general partners, employees and agents; provided, however, that your Representatives shall not (a) include any of your actual or potential sources of equity financing, (b) include, without the prior written consent of the Company, (x) any of your actual or potential sources of debt financing and (y) any person that is known by you to be a customer, supplier, vendor or competitor of the Company or any person that is known by you to serve as a director, executive officer, partner, agent, financial advisor, counsel or accountant of any of the foregoing. As used in this letter agreement, (i) “person” shall be broadly interpreted to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, partnership or other legal or business entity or any individual, (ii) “Law” means any applicable law, regulation (including any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of your securities are listed or quoted) or valid legal, regulatory, self-regulatory or administrative process, (iii) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and (iv) “including”, “include” or “includes” shall be deemed followed by “without limitation”.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Company, you agree (a) except as required by Law, to keep confidential and not to disclose or reveal any Evaluation Material to any person other than those of your Representatives (i) who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating the Proposed Transaction and (ii) whom you will direct to observe the terms of this letter agreement that apply to Representatives, (b) not to use Evaluation Material for any purpose other than in connection with your evaluation of the Proposed Transaction or the consummation of the Proposed Transaction and (c) except as required by Law, not to disclose to any person (other than those of your Representatives who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and whom you will direct to observe the terms of this letter agreement that apply to Representatives) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including the fact that investigations, discussions or negotiations are taking place with respect thereto or the status thereof, the existence of this letter agreement, or the fact that Evaluation Material has been made available to you or your Representatives (or any opinion or view with respect to the Company or any Evaluation Material). Without limiting the generality of the foregoing, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or participate in any discussions or negotiations that might lead to such agreement, arrangement or understanding, with any person other than a Representative of yours regarding the Proposed Transaction. Without your prior written consent, the Company shall not, and it shall not permit its Representatives to, disclose to any person (other than any other Representatives of the Company and its subsidiaries), except as required by applicable Law or to the extent reasonably necessary to comply with federal securities law disclosure obligations or other applicable regulation or stock exchange rules, your identity in connection with the Proposed Transaction. You will use reasonable precautions, in any event no less rigorous than the precautions you take to safeguard and protect your own confidential information, to safeguard and protect the confidentiality of the Evaluation Material and restrict its disclosure. You acknowledge that you shall be responsible for any breach of the terms of this letter agreement by you or your Representatives (provided that any proceeding in respect of any such breach by any of your Representatives who are your or your affiliates’ directors, officers, general partners, employees or controlling persons that are individuals will be brought against you only) and you agree, at your sole expense, to take commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

You hereby acknowledge and agree that all Evaluation Material shall be and remain the exclusive property of the Company (or, as applicable, third persons conducting business with the Company). You agree not to reproduce or copy by any means any Evaluation Material without the Company’s prior written consent, except as reasonably required for distribution to your Representatives for purposes of evaluating the Proposed Transaction in accordance with the terms of this letter agreement. You represent and warrant that in considering the Proposed Transaction and reviewing the Evaluation Material, you are acting solely on your own behalf and on behalf of funds managed by affiliates of Apollo Global Management, Inc. and not as part of a group with any unaffiliated parties.

In the event that you or any of your Representatives are requested pursuant to, or required by, Law to disclose any Evaluation Material or any other information concerning the Company or the Proposed Transaction, you agree that you will, except as prohibited by Law and except pursuant to routine regulatory audits that occur in the course of ordinary course examination or inspection of the business or operations of you or any of your Representatives to the extent such requests or requirements are not specific to the Proposed Transaction or the Company, provide the Company with prompt written notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request, at the Company’s expense), to consult with you with respect to the Company taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this letter agreement, you or your Representative will disclose only that portion of the Evaluation Material that you are advised in writing by counsel is required by Law to be disclosed and will use commercially reasonable efforts to ensure that all Evaluation Material so disclosed will be accorded confidential treatment.

You agree that for a period of 18 months after the date of this letter agreement, neither you nor any of your affiliates (to the extent that any such affiliate has received Confidential Information) or any of your Representatives acting on your behalf will, without the prior written consent of the Company or its Board of Directors, directly or indirectly: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or sell short or agree to sell short, directly or indirectly, more than 5% of any class of securities or direct or indirect rights to acquire more than 5% of any class of securities (or any derivative based on or relating to such securities), of the Company or those of its subsidiaries listed on Exhibit A attached hereto (collectively, the “Covered Entities”), or any material amount of assets of the Company or the Covered Entities; (b) seek or propose to influence or control the management or policies of the Company, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of the Company or any subsidiary thereof, make or propose any stockholder proposal under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any subsidiary thereof; (c) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any merger, consolidation, acquisition, tender or exchange offer, share exchange, dual listed company structure, recapitalization, reorganization, joint venture, liquidation, dissolution, spin-off or split-off, business combination or other extraordinary transaction involving the Company or any subsidiary thereof or any of their securities or assets; (d) seek election of or seek to place a director on the Board of Directors of the Company, or seek the removal of any director of the Company, or call or seek to have called any meeting of the stockholders of the Company or any “referendum” (whether or not precatory) of the stockholders of the Company, wage a consent solicitation, or execute any written consent in lieu of a meeting of the stockholders of the Company; (e) enter into any discussions, negotiations, agreements, arrangements or understandings with or advise or assist any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act or act as a co-bidder under Rule 14e-3 of the Exchange Act, in connection with any of the foregoing; (f) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or contest the validity of this paragraph (including this sentence); (g) disclose any intention, plan or arrangement prohibited by, or inconsistent with, any of the foregoing; or (h) take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. You hereby represent and warrant as of the date hereof that you do not beneficially own any shares of common stock or other securities of the Company.

For the avoidance of doubt, the restrictions set forth in this paragraph will not prohibit you from confidentially communicating to the chief executive officer or chairman of the Board of Directors of the Company a non-public proposal regarding a transaction in such a manner as would not reasonably require public disclosure thereof. The provisions of this paragraph shall be inoperative and of no force or effect with respect to you if any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have (x) entered into a definitive agreement with the Company to acquire (by merger or otherwise) more than 50% of the outstanding voting equity securities of the Company or more than 50% of the consolidated total assets of the Company and its subsidiaries taken as a whole or (y) commenced a tender or exchange offer to acquire more than 50% of the voting equity securities of the Company and the Board of Directors of the Company either fails to recommend that its stockholders reject such tender or exchange offer within 10 business days after commencement thereof or recommends that the Company’s stockholders accept such tender or exchange offer (either such event in clause (x) or (y), a “Fall-Away Event”). From and after the occurrence of a Fall-Away Event, no other restrictions of this letter agreement will be interpreted to prevent you from (i) using the Evaluation Material to formulate a proposal for a business combination transaction or in connection with any of the actions described in clauses (a) through (e) of this paragraph with respect to the Company or (ii) from publicly disclosing information about the Proposed Transaction to the extent reasonably necessary to comply with federal securities law disclosure obligations or other applicable law, regulation or stock exchange rules.

In the event that the Company, in its sole discretion, so requests in writing, you will, promptly upon written request by the Company, destroy all Evaluation Material (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by the Company or its Representatives (including expunging all Evaluation Material from any computer, word processor or other device containing such information, to the extent technically practicable and commercially reasonable) all copies or reproductions (in whatever form or medium, including electronic copies) of all other Evaluation Material prepared by you or any Representative of yours (provided that any such return or destruction shall be certified in writing to the Company by a duly authorized representative of yours). Any oral Evaluation Material will continue to be subject to the terms of this letter agreement. Notwithstanding, you and your Representatives may retain copies of any Evaluation Material for legal and compliance purposes or to comply with a bona fide records retention policy.

You acknowledge that none of the Company or its Representatives and none of the respective officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Evaluation Material, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Evaluation Material or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the completeness or accuracy of any Evaluation Material and that you shall be entitled to rely solely on such representations and warranties as may be made to you in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement. You and your Representatives shall not, directly or indirectly, use the Evaluation Material or any information obtained on third party or social media websites, or make any public statement, to interfere with or seek to interfere with contractual or other trade relations between the Company or any of its affiliates, on the one hand, and any of our customers, suppliers, distributors, licensees, licensors, clients and other business relations of the Company and its affiliates, on the other hand.

You further acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company or from communicating such non-public material information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that without the prior written consent of the Company, neither you nor any of your affiliates (to the extent that any such affiliate has received Evaluation Material) will for a period of 18 months after the date hereof directly or indirectly solicit for employment or employ any officer or management-level employee of the Company or the Covered Entities with whom you have contact in connection with your evaluation of the Proposed Transaction; provided, that you that you and such affiliates shall not be precluded from: (i) hiring any employee who responds to general solicitations of employment not directed specifically toward employees of the Company or the Covered Entities (including by a recruiter or search firm if not directed specifically toward employees of the Company or the Covered Entities), (ii) soliciting or hiring such person if such person has been terminated by the Company or the Covered Entities prior to the commencement of employment discussions between such person and you or such affiliates, (iii) soliciting or hiring such person if such person has ceased to be an employee of the Company or the Covered Entities for greater than sixty days and approaches you or any of your affiliates with respect to employment without prior solicitation therefor by you or such affiliates, or (iv) hiring such person if you or any of your affiliates are already speaking with such person regarding employment prior to the date of this letter agreement.

It is further understood and agreed that UBS Investment Bank, the Company’s financial advisor, and/or Ropes & Gray LLP, the Company’s outside counsel (either, the “Contact Coordinator”), will arrange for appropriate contacts for due diligence purposes with such prospective buyers as the Contact Coordinator and the Company in their sole discretion shall determine. It is also understood and agreed that all (i) communications regarding the Proposed Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to the Contact Coordinator, and that none of you or your Representatives will initiate or cause to be initiated any communication with any director, officer, employee or agent of the Company concerning the Evaluation Material or the Proposed Transaction except with the express permission of the Company or the Contact Coordinator.

You understand and agree that no contract or agreement providing for any transaction involving the Proposed Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement regarding the Proposed Transaction has been executed and delivered by the parties hereto, and you hereby waive, in advance, any claims (including breach of contract) in connection with any transaction involving the Company until and unless you and the Company shall have entered into a final definitive agreement. You further understand and agree that neither party hereto, nor any of its Representatives, is under any legal obligation or has any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). You also acknowledge and agree that (i) the Company and its Representatives may conduct the process that may or may not result in the Proposed Transaction in such manner as the Company, in its sole discretion, may determine (including negotiating and entering into a final acquisition agreement with any third party without notice to you), (ii) the Company reserves the right to change, in its sole discretion, at any time and without notice to you, the procedures relating to the Company and your consideration of the Proposed Transaction (including terminating all further discussions with you and requesting that you return or destroy the Evaluation Material as described above) and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into.

It is understood and agreed that money damages may be an insufficient remedy for any actual or threatened breach of this letter agreement by you or your Representatives and that without prejudice to the rights and remedies otherwise available to the Company, the Company shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise, without proof of actual damages, if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Evaluation Material or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Evaluation Material or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

During the course of activity pursuant to this letter agreement, it may be necessary for you and/or your Representatives to visit or inspect properties and facilities of the Company. All such visitation and inspection shall be at your sole risk, cost, and expense. You hereby release the Company from any claims arising out of or resulting from any accident or injury involving you or your Representatives while on the property of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles of such State. The parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts located in New York County, New York, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the state or federal court sitting in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY.

Any assignment of this letter agreement by a party without the other party’s prior written consent shall be void. The terms of this letter agreement shall control over any purported confidentiality requirements imposed by any offering memorandum, electronic, online or web-based database or similar repository of Evaluation Material, notwithstanding any indication of assent to such purported confidentiality requirements.

If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement.

This letter agreement contains the entire agreement between you and the Company concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or the Company, unless approved in writing by you and the Company. This letter agreement may be signed by facsimile or electronic delivery in .pdf format and may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same letter agreement.

The obligations under this letter agreement shall terminate on the eighteen (18) month anniversary of the date hereof (except to the extent that specific provisions of this letter agreement cease to apply at an earlier date by their express terms); provided that no termination of this letter agreement shall relieve a party from liability in respect of its breach of this letter agreement.

[signature page follows]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

THE MICHAELS COMPANIES, INC.

By:	/s/ Tim Cheatham
	Name:	Tim Cheatham
	Title:	EVP & General Counsel

Accepted and Agreed to as of the date first written above:

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

[Signature Page to Confidentiality Agreement]

EXHIBIT A

Covered Entities

Artistree, Inc., a Delaware corporation

Artistree of Canada, ULC, a Nova Scotia unlimited liability company

Darice Global Sourcing, a “société à responsabilité limitée” organized under the laws of the Grand-Duchy of Luxembourg

Darice Holdings Company Ltd., a Hong Kong company

Darice Holdings I, a “société à responsabilité limitée” organized under the laws of the Grand-Duchy of Luxembourg

Darice Holdings II, a “société à responsabilité limitée” organized under the laws of the Grand-Duchy of Luxembourg

Darice Imports, Inc., an Ohio corporation

Darice, Inc., an Ohio corporation

Darice International Sourcing Group, a Chinese business trust

Darice International Sourcing Holdings, a “société à responsabilité limitée” organized under the laws of the Grand-Duchy of Luxembourg

Darice (Ningbo) Business Consulting Co. Ltd., a Chinese company

Darice Product Development, LLC, a Delaware limited liability company

Lamrite West, Inc., an Ohio corporation

Michaels Finance Company, Inc., a Delaware corporation

Michaels FinCo Holdings, LLC, a Delaware limited liability company

Michaels FinCo, Inc., a Delaware corporation

Michaels Funding, Inc., a Delaware corporation

Michaels of Canada Holdings LP No. 1, an Alberta limited partnership

Michaels of Canada Holdings LP No. 2, an Alberta limited partnership

Michaels of Canada, ULC, a Nova Scotia unlimited liability company

Michaels of Luxembourg S.à r.l., a “société à responsabilité limitée” organized under the laws of the Grand-Duchy of Luxembourg

Michaels Product Development, LLC, a Delaware limited liability company

Michaels Stores Card Services, LLC, a Virginia limited liability company

Michaels Stores, Inc., a Delaware corporation

Michaels Stores Procurement Company, Inc., a Delaware corporation

Michaels U.S. Holdings 1, LLC, a Delaware limited liability company

Michaels U.S. Holdings 2, LLC, a Delaware limited liability company

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